UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________

COASTAL BANKING COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

South Carolina	57-1076099
(State of Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

36 West Sea Island Parkway
Beaufort, South Carolina 29902
(Address of Principal Executive Offices)

Coastal Banking Company, Inc. 2000 Stock Incentive Plan
(Full Titles of the Plan)

Randolph C. Kohn
President and Chief Executive Officer
Coastal Banking Company, Inc.
36 West Sea Island Parkway
Beaufort, South Carolina 29902
(843) 522-1228
(Name, address and telephone number of agent for service)

_________________________________

Copies Requested to:

Neil E. Grayson, Esq.
Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Telephone:  (864) 250-2300
Fax:  (864) 232-2925
_________________________________

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered	Offering Price	Aggregate Offering	Registration Fee
		per Share	Price
Common Stock, $.01 par value	149,354 (1)	$ 18.05 (2)	$2,695,839.70 (2)	$ 317.30

(1)	Represents shares of common stock issuable under the Coastal Banking Company, Inc. 2000 Stock Incentive Plan.
(2)	In accordance with Rule 457(h), the registration fee is based upon the average of the bid and asked price on February 11, 2005.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

             The following documents filed by us with the SEC are incorporated by reference into this registration statement, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)	our Annual Report on Form 10-KSB for the year ended December 31, 2003;

(b)	our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

(c)	our Current Reports on Form 8-K filed on January 29, 2004, February 27, 2004, May 13, 2004, June 8, 2004, June 18, 2004, November 9, 2004, and November 16, 2004; and

(d)	our description of securities included in our registration statement on Form SB-2 filed on September 1, 1999.

Item 4.   Description of Securities.

             No response required to this item.

Item 5.   Interests of Named Experts and Counsel.

             No response required to this item.

Item 6.   Indemnification of Directors and Officers.

             Coastal Banking Company’s articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to Coastal Banking Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of Coastal Banking Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the “Corporation Act”). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Coastal Banking Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Coastal Banking Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

             Coastal Banking Company’s bylaws contain certain provisions which provide that the company shall indemnify directors to the maximum extent provided by South Carolina law. This protection is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney’s fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, our bylaws provide additional mandatory protection that includes, but is not limited to, situations where the director (a) conducted himself in good faith, (b) reasonably believed that conduct in his official capacity with the corporation was either in the corporation’s best interest or was not opposed to the best interest of the corporation; and (c) that he had no reasonable cause to believe his conduct was unlawful.

             Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

             The Securities and Exchange Commission has informed us that indemnification for officers, directors, and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

             We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 7.   Exemption from Registration Claimed.

             No response is required to this item.

Item 8.   Exhibits.

             The following exhibits are filed with this Registration Statement:

Exhibit
Number          Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form SB-2; File No. 333-86371).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of the Company's Registration Statement on Form SB-2; File No. 333-86371).

4.3	Coastal Banking Company, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company's Form 10-QSB filed on August 11, 2000).

4.4	Form of Warrant Agreement (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form SB-2, File No. 333-86371).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this Registration Statement)

Item 9.   Undertakings.

           The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Coastal Banking Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beaufort, State of South Carolina, on this 16th day of February, 2005.

COASTAL BANKING COMPANY, INC. By: /s/ Randolph C. Kohn Randolph C. Kohn President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randolph C. Kohn and James L. Pate, or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Randolph C. Kohn Randolph C. Kohn	President, Chief Executive Officer (principal executive officer), and Director	February 16, 2005

/s/ James L. Pate James L. Pate	Chief Financial Officer (principal (accounting and financial officer)	February 16, 2005

/s/ Marjorie Trask Gray, DMD Marjorie Trask Gray, DMD	Director	February 16, 2005

/s/ Dennis O. Green, CPA Dennis O. Green, CPA	Vice-Chairman, Director	February 16, 2005

/s/ Mark B. Heles Mark B. Heles	Director	February 16, 2005

/s/ James W. Holden, Jr., DVM James W. Holden, Jr. DVM	Director	February 16, 2005

/s/ Ladson F. Howell Ladson F. Howell	Chairman, Director	February 16, 2005

James C. Key	Director	February 16, 2005

/s/ Ron Lewis /s/ Ron Lewis	Director	February 16, 2005

/s/ Lila N. Meeks Lila N. Meeks	Director	February 16, 2005

/s/ Robert B. Pinkerton Robert B. Pinkerton	Director	February 16, 2005

/s/ John M. Trask, III /s/ John M. Trask, III	Director	February 16, 2005

/s/ Matt A. Trumps Matt A. Trumps	Director	February 16, 2005

Exhibit
Number          Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form SB-2; File No. 333-86371).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of the Company's Registration Statement on Form SB-2; File No. 333-86371).

4.3	Coastal Banking Company, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company's Form 10-QSB filed on August 11, 2000).

4.4	Form of Warrant Agreement (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form SB-2, File No. 333-86371).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this Registration Statement)

5.1 - Legal Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1 - Consent of Elliott Davis, LLC